FOURTH AMENDMENT AND JOINDER

dated as of November 1, 2011 to the

FUND PARTICIPATION AGREEMENT

dated as of May 1, 2002
among

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST (the "Trust"), NEUBERGER BERMAN MANAGEMENT LLC ("NBM") (formerly, Neuberger Berman Management Inc.), PRINCIPAL LIFE INSURANCE COMPANY and PRINCOR FINANCIAL SERVICES CORPORATION (collectively, the "Company") (the "Agreement").

The parties have previously entered into the Agreement and have now agreed to amend the Agreement by the terms of this Fourth Amendment and Joinder (this "Amendment").

Accordingly, in consideration of the mutual agreements contained in this Amendment, the parties agree as follows:

1.    Amendment of the Agreement

(a)
Joinder. Principal National Life Insurance Company shall be an additional party to the Agreement as of the date of this Amendment. All references in the Agreement to the "Company" shall mean Principal National Life Insurance Company, Principal Life Insurance Company, and/or Princor Financial Services Corporation, as applicable.

(b)	Consent. Principal National Life Insurance Company agrees to be bound by all of the terms, provisions and conditions contained in the Agreement as of the date of this Amendment.

(c)	Amendment and Restatement of Appendix B. Appendix B is hereby amended and restated in accordance with the Amended and Restated Appendix B attached hereto.

2.    Representations

Each party represents to the other party in respect of the Agreement, as amended pursuant to this Amendment, that all representations made by it pursuant to the Agreement are true and accurate as of the date of this Amendment.

3.    Miscellaneous

(a)    Entire Agreement; Restatement.

(i)
This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings (except as otherwise provided herein) with respect thereto.

(ii)	Except for any amendment to the Agreement made pursuant to this Amendment, all terms and conditions of the Agreement will continue in full force and effect in accordance with

(b)	Amendments. No amendment, modification or waiver in respect of the matters contemplated by this Amendment will be effective unless made in accordance with the terms of the Agreement.

(c)	Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

(d)	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

IN WITNESS WHEREOF the parties have executed this Amendment with effect from the date specified first on the first page of this Amendment.

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST	PRINCIPAL LIFE INSURANCE COMPANY

By: /s/ Robert Conti	By: /s/ Sara Wiener
Name: Robert Conti	Name: Sara Wiener
Title: President	Title: Director - Life Product Management

NEUBERGER BERMAN MANAGEMENT LLC	PRINCIPAL NATIONAL LIFE INSURANCE COMPANY

By: /s/ Robert Conti	By: /s/ Sara Wiener
Name: Robert Conti	Name: Sara Wiener
Title: President	Title: Director - Life Product Management

PRINCOR FINANCIAL SERVICES CORPORATION

By: /s/ Mike Beer
Name: Mike Beer
Title: President

APPENDIX B

dated as of November 1, 2011
to the

FUND PARTICIPATION AGREEMENT

dated as of May 1, 2002

SEPARATE ACCOUNTS

Separate Accounts of Principal Life Insurance Company:

•	Principal Life Insurance Company Separate Account B

•	Principal Life Insurance Company Variable Life Separate Account

Separate Account of Principal National Life Insurance Company:

•	Principal National Life Insurance Company Variable Life Separate Account